Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Taylor Capital Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-100809 and 333-153159) on Form S-8 and the registration statements (Nos. 333-156337 and 333-126864) on Form S-3 of Taylor Capital Group, Inc. of our reports dated March 29, 2010, with respect to the consolidated balance sheets of Taylor Capital Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Taylor Capital Group, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 29, 2010